AMENDMENT

TO

SECOND AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made as of the 6th day of June 2018, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and American Century Investment Management, Inc., a Delaware corporation (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to a Second Amended and Restated Investment Sub-Advisory Agreement dated August 15, 2017 (the “Agreement”) relating to the Northwestern Mutual Series Fund, Inc.‘s Mid Cap Value, Large Company Value and Inflation Protection Portfolios (the “Portfolios”); and

WHEREAS, the Adviser and the Sub-Adviser wish to amend the Agreement in certain respects, as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Section 21 shall be added to the Agreement, and shall provide as follows:

“21. Delegation To Third Parties. If Sub-Adviser desires to delegate certain functions or services supporting the performance of its responsibilities hereunder to a third-party, whether such party is an affiliated or unrelated party, Sub-Adviser must obtain the prior written approval of Adviser of such delegation, which such approval may be withheld in Adviser’s sole and absolute discretion. Sub-Adviser may not delegate or seek to delegate the principal investment management services as set forth in Section 2 of this Agreement, which shall in all cases remain an obligation to be discharged solely and directly by the Sub-Adviser.

A request by the Sub-Adviser to approve a delegation arrangement with a third-party shall be in writing and shall be accompanied by the following materials:

(a)	A detailed description of the services which are proposed to be delegated to the third-party;
(b)	Identification of the entity to whom the services are proposed to be delegated;
(c)

A summary of the contractual arrangement that will be in place between the Sub-Adviser and the third-party, including a description of the means by which the Sub-Adviser will conduct supervision and oversight of the third-party’s services; and

(d)

A summary of the due diligence review that has been conducted by the Sub-Adviser on the third-party including particularly the review of the third-party’s licensing, regulatory and charter status, as applicable, and the state of its information security program and practices, and its compliance program and practices.

With respect to any request for delegation, Sub-Adviser makes the following representations and warranties to and for the benefit of the Adviser and the Company:

(a)	The third-party delegee is properly qualified, licensed, and registered, as may be required by applicable law or regulation, given the nature of the services that such entity will be performing;
(b)

The terms of the contract between the Sub-Adviser and the third-party delegee require that the third-party and its employees and associated persons acting on its behalf i) keep confidential, and not disclose, any information obtained in connection with the performance of services to any person, other than as required to perform such services; and ii) refrain from using any such information for any purpose other than performing services for the Sub-Adviser under the contract. Such contract requires the third-party delegee to implement and maintain appropriate procedures and systems to protect the security and confidentiality of any information obtained as a result of the performance of the contract with the Sub-Adviser.

In connection with the approval of any third-party delegation hereunder, Sub-Adviser acknowledges and agrees:

(a)

The Sub-Adviser retains full and sole responsibility for the proper discharge and performance of all services required and contemplated by this Agreement, including, without limitation, any and all services subject to an approved third-party delegation arrangement hereunder;

(b)	The Sub-Adviser shall be fully responsible for assuring compliance with the confidentiality provisions of this Agreement by the third-party delegee;
(c)

The Sub-Adviser shall be liable to the Adviser and the Company for any loss or damage arising out of, or in connection with, the actions or omissions of a third-party delegee to the same extent that the Sub-Adviser is liable for its own actions or omissions;

(d)

The Sub-Adviser is solely responsible for the terms of any contractual or other arrangements it has with a third-party delegee, including without limitation, all obligations related to compensation of such third-party; and

(e)

The Sub-Adviser shall hold harmless and indemnify the Adviser, the Company and their respective affiliates, directors, officers, shareholders, employees or agents from any loss, liability, cost, damage or expense (including attorneys’ fees and costs) suffered by any of the foregoing parties as a result of the acts or omissions on the part of the third-party delegee.”

2. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

3. This Amendment may be executed in two or more counterparts, all of which when taken together shall constitute one instrument.

IN WITNESS WHEREOF, each party has caused this Amendment to be signed below by a duly authorized officer with full power and authority to execute this Amendment.

MASON STREET ADVISORS, LLC

By: /s/ Kate M. Fleming

Name: Kate M. Fleming

Title: President

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By: /s/ Otis H. Cowan

Name: Otis H. Cowan

Title: Vice President